Filed pursuant to Rule 433

Registration No. 333-253341

Issuer Free Writing Prospectus dated February 24, 2021

Relating to Preliminary Prospectus Supplement dated February 24, 2021

FORTINET, INC.

FINAL TERM SHEET

February 24, 2021

$500,000,000 1.000% Senior Notes due 2026

$500,000,000 2.200% Senior Notes due 2031

Issuer:	Fortinet, Inc.

Format:	SEC Registered

Ratings*	Baa1/BBB+

Trade Date:	February 24, 2021

Settlement Date**:	March 5, 2021 (T+7)

1.000% Senior Notes due 2026

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2026

Coupon (Interest Rate):	1.000%

Benchmark Treasury:	0.375% due January 31, 2026

Benchmark Treasury Price and Yield:	98-27+;0.610%

Spread to Benchmark Treasury:	50 basis points

Yield to Maturity:	1.110%

Price to Public:	99.463% of the Principal Amount

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on September 15, 2021

Make-Whole Call:	At any time prior to February 15, 2026, at a discount rate of Treasury plus 10 basis points

Par Call:	On or after February 15, 2026

CUSIP Number:	34959E AA7

ISIN Number:	US34959EAA73

2.200% Senior Notes due 2031

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2031

Coupon (Interest Rate):	2.200%

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price and Yield:	97-18;1.388%

Spread to Benchmark Treasury:	85 basis points

Yield to Maturity:	2.238%

Price to Public:	99.660% of the Principal Amount

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on September 15, 2021

Make-Whole Call:	At any time prior to December 15, 2030, at a discount rate of Treasury plus 15 basis points

Par Call:	On or after December 15, 2030

CUSIP Number:	34959E AB5

ISIN Number:	US34959EAB56

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC

Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank***

UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery should consult their advisors.

***

Standard Chartered Bank will not effect any offers or sales of any securities in the United States unless it is through one or more U.S. registered broker- dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

The issuer has filed a registration statement (including a prospectus dated February 22, 2021) and a preliminary prospectus supplement dated February 24, 2021 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC can arrange to send you the prospectus and the prospectus supplement if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC at 1-212-834-4533, or Morgan Stanley & Co. LLC. at 1-866-718-1649.

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